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Exhibit 21.1

Subsidiaries of FS Energy and Power Fund

Name of Subsidiary	State of Incorporation or Organization
FSEP Term Funding, LLC	Delaware
EP Investments LLC	Delaware

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  Exhibit 21.1
Subsidiaries of FS Energy and Power Fund